UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): December 12, 2011

LATTENO FOOD CORP.
(Exact name of registrant as specified in its charter)

Delaware
(State or other Jurisdiction of incorporation)

000-21247	8953 Woodbine Avenue Markham, Ontario, Canada L3R 0J9	13-2622429
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(905) 474-5593
 (Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below)::

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 12, 2011 a majority of the shareholders of the Company approved the appointment of William Luckman to the Board of Directors. In addition, at such time, William Luckman was appointed the Company’s Chief Executive Officer, Chief Financial Officer, Secretary, and Treasurer.

On December 13, 2011, Daniel Ollech resigned from his positions as President, Chief Executive Officer and Chairman of the Board of the Company and Jacques Ollech resigned from his positions as the Company’s Executive Vice President and Director of the Company.

None of the appointed directors or officers entered into an employment agreement with the Company, nor will any be compensated for their services as officers or directors of the Company.

The following is certain biographical and other information regarding the newly appointed officers and directors:

William Luckman –CEO, CFO, Secretary, Treasurer, Director

Mr. Luckman has nearly 20 years experience in and securities finance including dealings with both domestic and overseas ventures. In 2011, Mr. Luckman returned to the U.S. after completing a five year stay in China managing a small private equity/bridge fund, LP Funding. Mr. Luckman’s responsibilities in China included acting as a director for a small investment bank and facilitating over twenty U.S. corporate acquisitions of Chinese assets often in conjunction with capital raises resulting in several U.S. Exchange listed companies. His prior experience includes executive and director level positions at both domestic and foreign real estate, technology and financial companies as well actively consulting in cross border finance.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

10.1	Officer and Director resignation letter of Jacques Ollech

10.2	Officer and Director resignation letter of Daniel Ollech

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTENO FOOD CORP.

Date: December 16, 2011	By:	/s/Daniel Ollech
Daniel Ollech President and Chief Executive Officer,